UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – November 10, 2016

VUZIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35955	04-3392453
(Commission File Number)	(IRS Employer Identification No.)

25 Hendrix Road, Suite A,

West Henrietta NY 14586

(Address of principal executive offices) (Zipcode)

(585) 359-5900

(Registrant’s Telephone Number, Including Area Code)

Copies to:

Gregory Sichenzia, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 2, 2015 (the “Closing Date”), Vuzix Corporation (the “Company” or “Vuzix”), and Intel Corporation (“Intel”) entered into an agreement pursuant to which the company sold to Intel shares of Series A Preferred Stock for an aggregate purchase price of $24,813,000 (the “Stock Purchase Agreement”). Such shares are convertible into 4,962,600 shares of the Company’s common Stock at a price of $5.00 per share. Pursuant to that Stock Purchase Agreement, the parties agreed to use their commercially reasonable efforts within the 45-day period following the Closing Date, to negotiate in good faith a collaborative development agreement pursuant to which the Company and Intel would collaborate with respect to certain key technologies of the Company, and the Company would grant certain rights to Intel to be a lead partner in commercializing such technologies in certain markets to be agreed upon. Since that time the parties have done some limited technology work together, but they have not been able to negotiate such an agreement on acceptable commercial terms to both parties.

On November 10, 2016, the Company received a letter from Intel stating that Intel had been evaluating its alternatives with respect to its significant investment in and strategic relationship with the Company and that it has concluded that it no longer desires to pursue a strategic relationship with Vuzix. While Intel stated they had high regard for the Vuzix team and Vuzix’s technology, the technology did not fit into Intel’s strategic plans. Over the last two years, Vuzix’s collaboration work with Intel has not generated material revenue to the Company.

Furthermore, Intel added that it wanted to work with the Vuzix to undertake an orderly disposition of Intel’s stock, subject to pricing and other conditions, that would minimize disruption in the markets, although Intel has not made any final decisions regarding its Vuzix stock or the timing of a disposition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2016	VUZIX CORPORATION

	By:	/s/ GRANT RUSSELL
Grant Russell
Chief Financial Officer